Exhibit 99.1

Investor Relations
212-479-3195

DRIVE SHACK INC. ANNOUNCES SECOND QUARTER 2017 RESULTS AND DECLARES THIRD QUARTER 2017 PREFERRED STOCK DIVIDENDS

NEW YORK—(BUSINESS WIRE) — August 2, 2017 — Drive Shack Inc. (NYSE: DS; the “Company”) today reported the following information for the quarter ended June 30, 2017.

BUSINESS HIGHLIGHTS

▪	Drive Shack – The Company continues to develop its first two venues in Orlando, Florida and Richmond, Virginia, which are targeted to open in 1Q 2018 and 3Q 2018, respectively.

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The Company is also developing its third venue in Raleigh, North Carolina, which is expected to open in the second half of 2018. The team has other sites in various stages of development and continues to assess a national and global pipeline of locations.

▪	American Golf – As of June 30, 2017, the Company owned, leased or managed 77 golf properties across 13 states, over 75% of which are located in the top 20 Metropolitan Statistical Areas (MSAs).

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On a same store basis, excluding managed courses, the traditional golf business ended the second quarter with approximately 42,000 The Players Club members for public properties, an increase of approximately 7,000 members over the end of the second quarter of the prior year.

o
On the private side of the business, there were 8,837 full golf members at the end of the second quarter, representing an increase of 183 members from the second quarter of the prior year. Average annual dues per full golf private member increased by $211 since 2Q 2016, on a same store basis, to $5,963.

▪	Real Estate Debt Portfolio – On August 1, 2017, the Company received the final pay down on the Intrawest-related loan in the amount of approximately $70 million.

SECOND QUARTER 2017 FINANCIAL RESULTS

▪	GAAP (Loss) Income of $(6) million, or $(0.09) per share, compared to $2 million, or $0.02 per share, in 2Q 2016.

o	Year-over-year decrease is primarily due to lower interest income on the Intrawest-related loan vs. 2Q 2016, related to a $110 million pay down which occurred in 3Q 2016.

▪	Core Earnings of $7 million, or $0.11 per share, compared to $14 million, or $0.21 per share, in 2Q 2016.

	2Q 2017	2Q 2016
GAAP (Loss) Income	$(6) million	$2 million
GAAP (Loss) Income per WA Basic Share	$(0.09)	$0.02

Non-GAAP Results:
Core Earnings*	$7 million	$14 million
Core Earnings per WA Basic Share*	$0.11	$0.21

WA:  Weighted Average

*For reconciliations of GAAP (Loss) Income to Core Earnings, please refer to the Reconciliation of Core Earnings below.

THIRD QUARTER 2017 PREFERRED STOCK DIVIDENDS

Drive Shack Inc.’s Board of Directors declared dividends on the Company’s preferred stock for the period beginning August 1, 2017 and ending October 31, 2017. The dividends are payable on October 31, 2017 to stockholders of record on August 14, 2017. The Company will pay dividends of $0.609375, $0.503125 and $0.523438 per share on the 9.750% Series B, 8.050% Series C and 8.375% Series D preferred stock, respectively.

ADDITIONAL INFORMATION

For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of the Company’s website, www.driveshack.com. For consolidated investment portfolio information, please refer to the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are available on the Company’s website, www.driveshack.com.

EARNINGS CONFERENCE CALL

The Company’s management will host a conference call on Wednesday, August 2, 2017 at 10:00 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of Drive Shack Inc.’s website, www.driveshack.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-866-913-6930 (from within the U.S.) or 1-409-983-9881 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference conference ID “57004422.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.driveshack.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available two hours following the call’s completion through 11:59 P.M. Eastern Time on Wednesday, August 16, 2017 by dialing 1-800-585-8367 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference conference ID “57004422.”

Consolidated Statements of Operations (Unaudited)
($ in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues
Golf course operations	$60,639	$62,872	$106,935	$111,469
Sales of food and beverages	20,721	21,612	33,566	35,173
Total revenues	81,360	84,484	140,501	146,642

Operating costs
Operating expenses	65,914	68,200	120,345	126,419
Cost of sales - food and beverages	6,009	6,516	10,041	11,113
General and administrative expense	3,222	3,723	6,787	6,660
Management fee to affiliate	2,677	2,676	5,354	5,351
Depreciation and amortization	5,972	6,484	11,765	12,515
Impairment	32	645	32	2,953
Realized and unrealized loss on investments	3,287	1,462	6,676	3,469
Total operating costs	87,113	89,706	161,000	168,480
Operating loss	(5,753)	(5,222)	(20,499)	(21,838)

Other income (expenses)
Interest and investment income	6,395	20,421	14,283	41,460
Interest expense	(5,131)	(12,417)	(10,565)	(25,951)
Gain on deconsolidation	—	—	—	82,130
Other income, net	293	514	170	834
Total other income (expenses)	1,557	8,518	3,888	98,473
(Loss) Income before income tax	(4,196)	3,296	(16,611)	76,635
Income tax expense	510	138	1,049	182
Net (Loss) Income	(4,706)	3,158	(17,660)	76,453
Preferred dividends	(1,395)	(1,395)	(2,790)	(2,790)
Net (income) loss attributable to noncontrolling interest	—	(112)	—	12
(Loss) Income Applicable to Common Stockholders	$(6,101)	$1,651	$(20,450)	$73,675

(Loss) Income Applicable to Common Stock, per share
Basic	$(0.09)	$0.02	$(0.31)	$1.11
Diluted	$(0.09)	$0.02	$(0.31)	$1.07

Weighted Average Number of Shares of Common Stock Outstanding
Basic	66,874,155	66,681,248	66,858,155	66,667,923
Diluted	66,874,155	68,899,515	66,858,155	68,592,206
Dividends Declared per Share of Common Stock	$—	$—	$—	$0.12

Consolidated Balance Sheets

($ in thousands, except share data)	June 30, 2017 (Unaudited)	December 31, 2016
Assets
Real estate securities, available-for-sale	$2,114	$1,950
Real estate securities, available-for-sale - pledged as collateral	319,184	627,304
Real estate related and other loans, held-for-sale, net	62,708	55,612
Investments in real estate, net of accumulated depreciation	218,668	217,611
Intangibles, net of accumulated amortization	61,341	65,112
Other investments	20,019	19,256
Cash and cash equivalents	118,030	140,140
Restricted cash	5,338	6,404
Receivables from brokers, dealers and clearing organizations	—	552
Receivables and other assets	41,041	38,017
Total Assets	$848,443	$1,171,958

Liabilities and Equity
Liabilities
Repurchase agreements	307,689	600,964
Credit facilities and obligations under capital leases	116,131	115,284
Junior subordinated notes payable	51,212	51,217
Dividends payable	930	8,949
Membership deposit liabilities	92,129	89,040
Accounts payable, accrued expenses and other liabilities	81,092	88,437
Total Liabilities	$649,183	$953,891

Commitments and contingencies

Equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 1,347,321 shares of 9.75% Series B Cumulative Redeemable Preferred Stock, 496,000 shares of 8.05% Series C Cumulative Redeemable Preferred Stock, and 620,000 shares of 8.375% Series D Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, issued and outstanding as of June 30, 2017 and December 31, 2016	$61,583	$61,583
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 66,932,744 and 66,824,304 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	669	668
Additional paid-in capital	3,173,095	3,172,720
Accumulated deficit	(3,038,522)	(3,018,072)
Accumulated other comprehensive income	2,435	1,168
Total Equity	$199,260	$218,067
Total Liabilities and Equity	$848,443	$1,171,958

Reconciliation of Core Earnings
($ in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
(Loss) Income applicable to common stockholders	$(6,101)	$1,651	$(20,450)	$73,675
Add (Deduct):
Impairment	32	645	32	2,953
Realized and unrealized loss on investments	3,287	1,462	6,676	3,469
Other loss (income)(A)	90	(140)	592	(82,219)
Depreciation and amortization(B)	8,607	9,029	17,014	17,694
Acquisition, transaction, restructuring and spin-off related expenses(C)	1,275	1,246	2,937	1,737
Core earnings	$7,190	$13,893	$6,801	$17,309

(A)	Other (loss) income reconciliation:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Total other income (loss)	$1,557	$8,518	$3,888	$98,473
Add (deduct):
Equity in earnings from equity method	(383)	(374)	(762)	(745)
Interest and investment income	(6,395)	(20,421)	(14,283)	(41,460)
Interest expense	5,131	12,417	10,565	25,951
Other (loss) income	$(90)	$140	$(592)	$82,219

(B)
Including accretion of membership deposit liabilities of $1.6 million and $3.2 million and amortization of favorable and unfavorable leasehold intangibles of $1.1 million and $2.1 million in the three and six months ended June 30, 2017, respectively. Including accretion of membership deposit liabilities of $1.4 million and $2.9 million and amortization of favorable and unfavorable leasehold intangibles of $1.1 million and $2.3 million in the three and six months ended June 30, 2016, respectively. The accretion of membership deposit liabilities was recorded to interest expense and the amortization of favorable and unfavorable leasehold intangibles was recorded to operating expenses.

(C)
Including acquisition and transaction expenses of $1.2 million and $2.9 million and restructuring expenses of less than $0.1 million and less than $0.1 million during the three and six months ended June 30, 2017, respectively.  Including acquisition and transaction expenses of $1.2 million and $1.4 million and restructuring expenses of zero and $0.3 million during the three and six months ended June 30, 2016, respectively. The acquisition and transaction costs were recorded to general and administrative expense and restructuring expenses were recorded to operating expenses.

CORE EARNINGS

The following primary variables impact our operating performance: (i) the current yield earned on our investments that are not included in non-recourse financing structures (i.e., unlevered investments, including investments in equity method investees and investments subject to recourse debt), (ii) the net yield we earn from our non-recourse financing structures, (iii) the interest expense and dividends incurred under our recourse debt and preferred stock, (iv) the net operating income on our real estate and golf investments, (v) our operating expenses and (vi) our realized and unrealized gains or losses, net of related provision for income taxes, including any impairment, on our investments, derivatives and debt obligations. Core earnings is a non-GAAP measure of our operating performance excluding the sixth variable listed above. Core earnings also excludes depreciation and amortization charges, including the accretion of membership deposit liabilities and the impact of the application of acquisition accounting, acquisition and spin-off related expenses and restructuring expenses. Core earnings is used by management to evaluate our  performance without taking into account gains and losses, net of related provision for income taxes, which, although they represent a part of our recurring operations, are subject to significant variability and are only a potential indicator of future performance. These adjustments to our (loss) income applicable to common stockholders are not indicative of the performance of the assets that form the core of our activity.

Management utilizes core earnings as a measure in its decision-making process relating to the underlying fundamental operations of our investments, as well as the allocation of resources between those investments, and management also relies on core earnings as an indicator of the results of such decisions.  As such, core earnings is not intended to reflect all of our activity and should be considered as only one of the factors in assessing our performance, along with GAAP net (loss) income, which is inclusive of all of our activities.  Management also believes that the exclusion from core earnings of the items specified above allows investors and analysts to readily identify and track the operating performance of the assets that form the core of our activity, assists in comparing the core operating results between periods, and enables investors to evaluate our current core performance using the same measure that management uses to operate the business.

Core earnings does not represent an alternative to net (loss) income as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of our liquidity, and is not indicative of cash available to fund cash needs. Our calculation of core earnings may be different from the calculation used by other companies and, therefore, comparability may be limited.

ABOUT DRIVE SHACK INC.

Drive Shack Inc. is a leading owner and operator of golf-related leisure and entertainment businesses. Drive Shack Inc. is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm.

FORWARD-LOOKING STATEMENTS

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s targets and expectations regarding Drive Shack’s sites in Orlando, Florida, Richmond, Virginia, Raleigh, North Carolina and other sites in the pipeline across the U.S. and abroad. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond Drive Shack’s control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q.  Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.